EXHIBIT 11.0


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                       COMPUTATIONS OF EARNINGS PER SHARE

                               Three Months Ended

                                December 31, 1996


                                                                      Less
                               Total Shares      Unallocated    Shares Used For
                               Outstanding      ESOP Shares     EPS Calculation
                               -----------      -----------     ---------------
      September 30, 1996        1,079,285           76,321          1,002,964
      October 31, 1996          1,079,285           76,321          1,002,964
      November 30, 1996         1,079,285           76,321          1,002,964
      December 31, 1996         1,079,285           76,321          1,002,964
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          Weighted average number of shares outstanding for the
          three  months ended  December 31, 1996,  for earnings
          per share  calculation  (before  effects of dilution)
          1,002,964

          Earnings Per Share Before
          Effects of Dilution:      =        $183,230 (net income)/1,002,964
                                    =        $ .18 per share

      Stock options outstanding at December 31, 1996:  101,321

      Stock price for three month period:

                 High:       $16.50     Low: $14.75     Average: $15.6875
                 Beginning:  $15.50     Ending:  $16.375

      Exercise price of stock options:  $14.125 per share

The potential dilution from stock options is less than 20% of the number of common shares outstanding and the market price of the common stock exceeded the exercise price for all months of the period. Therefore, the treasury stock method was used for calculating the dilutive effects of the common stock equivalents (stock options).
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Primary Earnings Per Share

Under the treasury stock method, for primary earnings per share, it is assumed that all of the outstanding options are exercised at their exercise price and the cash proceeds received by the Company are used to purchase treasury shares at the average market price of the common stock for the quarter. The difference in the number of shares that could be purchased under this assumption and the total number of stock options is added to the weighted average number of shares outstanding for the quarter to calculate "Earnings Per Common Share and Common Stock Equivalents".

Additional shares to be added
to common shares outstanding    =    101,321 - [(101,321 * $14.125)/$15.6875]
                                =    101,321 - 91,229
                                =    10,092 shares

Primary Earnings Per Share      =    $183,230 (net income) / 1,002,964 + 10,092
                                =    $183,230 / 1,013,056
                                =    $.18 per share


Fully Diluted Earnings Per Share

Under the treasury stock method, for fully diluted earnings per share, it is assumed that all of the outstanding options are exercised at their exercise price and the cash proceeds received by the Company are used to purchase treasury shares at the ending market price of the common stock for the quarter. The difference in the number of shares that could be purchased under this assumption and the total number of stock options is added to the weighted average number of shares outstanding for the quarter to calculate "Earnings Per Common Share Assuming Full Dilution".

Additional shares to be added
to common shares outstanding      =   101,321 - [(101,321 * $14.125)/$16.375]
                                  =   101,321 - 87,399
                                  =   13,922 shares

Fully Diluted Earnings Per Share  =   $183,230 (net income) / 1,002,964 + 13,922
                                  =   $183,230  / 1,016,886
                                  =   $.18 per share


The dilution in earnings per share from all potential dilution is less than 3% [$.18 per share assuming no dilution compared to $.18 per share assuming full dilution]. Therefore, the effects of dilution are considered not material and only a single earnings per share is presented in the income statement - "Earnings Per Common Share".